Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR THE FISCAL THIRD

QUARTER ENDED JUNE 30, 2010

Cash balance grew to $400 million;

Digital revenue represented 41% of U.S. Recorded Music revenue

•	Total revenue of $652 million declined 16% from the prior-year quarter, and was down 15% on a constant-currency basis.

•

Digital revenue was $179 million, or 27% of total revenue, up 2% from $175 million in the prior-year quarter and down 10% sequentially from the second quarter of fiscal 2010. On a constant-currency basis, digital revenue was up 1% from the prior-year quarter and fell 9% sequentially.

•

Operating loss was $1 million compared to operating income of $25 million in the prior-year quarter. The current-quarter operating loss included $9 million of severance charges ($7 million in Recorded Music and $2 million in Corporate) compared to $3 million of severance charges in the prior-year quarter ($2 million in Recorded Music and $1 million in Corporate) (the “Severance Charges”).

•

Operating income before depreciation and amortization (OIBDA) was down 29% to $64 million from $90 million in the prior-year quarter. OIBDA for the current- and prior-year quarters included the Severance Charges.

•

Net loss was ($0.37) per diluted share compared to net loss of ($0.25) per diluted share in the prior-year quarter. Severance Charges had a $0.06 per diluted share impact in the current quarter and a $0.02 per diluted share impact in the prior-year quarter.

NEW YORK, August 5, 2010—Warner Music Group Corp. (NYSE: WMG) today announced its third-quarter financial results for the period ended June 30, 2010.

“We remain committed to bringing to market the highest-quality music when it is best-positioned to succeed artistically and commercially,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “Despite our anticipated very light release schedule, this quarter we grew digital revenue to 41% of our U.S. Recorded Music revenue, maintained U.S. album market share at 21%, continued to sign and develop some of the industry’s most promising talent to expanded-rights agreements and invested further in the artist services business—all consistent with our strategy to build a diversified music company positioned for long-term success.”

“We remain focused on actively managing costs and generating significant free cash flow,” added Steven Macri, Warner Music Group’s Executive Vice President and CFO. “Our cost-management initiatives are largely designed to help mitigate the effects of the recorded music industry transition.”

For the quarter, revenue declined 15.7% to $652 million from $773 million in the prior-year quarter, and was down 15.3% on a constant-currency basis. This performance is due to a light release schedule. In addition, our revenue results continue to reflect the transition from physical to digital in the recorded music industry where increases in digital revenue have not yet fully offset the declines in physical revenue.

International revenue fell 19.2%, or 18.7% on a constant-currency basis, while domestic revenue declined 10.9%. Revenue growth in the U.K. and Latin America was offset by weakness in the U.S., Japan and the rest of Europe. The overall increase in digital revenue, primarily as a result of continued global download growth, was more than offset by contracting demand for physical product and lower revenue from tours promoted by the company’s European concert promotion business for the quarter.

Digital revenue of $179 million grew 2.3% over the prior-year quarter, or 1.1% on a constant-currency basis. Digital revenue was down 10.1% sequentially from the second quarter of fiscal 2010, or 8.7% on a constant-currency basis, and represented 27.5% of total revenue for the quarter. The sequential decline in digital revenue was primarily due to the timing of releases and the seasonal pattern of digital consumption.

Operating loss was $1 million compared to operating income of $25 million in the prior-year quarter. Operating margin was down 3.4 percentage points to (0.2%). OIBDA decreased 28.9% to $64 million from $90 million in the prior-year quarter and OIBDA margin contracted 1.8 percentage points to 9.8% (see below for calculations and reconciliations of OIBDA and OIBDA margin). Operating income and OIBDA for the current- and prior-year quarters included the Severance Charges.

Net loss was $55 million, or ($0.37) per diluted share, compared with net loss of $37 million, or ($0.25) per diluted share, in the prior-year quarter. Severance Charges had a $0.06 per diluted share impact in the current quarter and a $0.02 per diluted share impact in the prior-year quarter. Additionally, interest expense in the prior-year quarter included $18 million, or $0.12 per diluted share, of previously unamortized deferred financing fees related to the company’s senior secured credit facility. These fees were written off in the prior-year quarter when the company repaid the credit facility in full.

As of June 30, 2010, the company reported a cash balance of $400 million, total long-term debt of $1.94 billion and net debt (total long-term debt minus cash) of $1.54 billion.

Net cash provided by operating activities was $49 million compared to $11 million in the prior-year quarter. The increase was primarily related to the timing of sales and collections. Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid or received for investments) was $29 million compared to $11 million in the prior-year quarter. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $117 million, compared to $54 million in the prior-year quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

There were cash interest payments of $88 million in the quarter, compared to $43 million in the prior-year quarter. Following the company’s May 2009 refinancing, all of the company’s cash interest payments are made semi-annually in the first and third quarters of the fiscal year. The company previously made quarterly interest payments under its senior secured credit facility, which was retired in May 2009. Additionally, WMG Holdings Corp.’s senior discount notes have now accreted to their full principal amount. As a result, the company has begun to pay interest semi-annually, resulting in the first cash interest payment on these notes of $12 million on June 15, 2010.

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business declined 17.9% from the prior-year quarter to $519 million on an as-reported and constant-currency basis. The decline in constant-currency revenue reflected weakness in the U.S., Japan and most of Europe, partially offset by strength in the U.K. and Latin America. Both local and international artists fueled growth in Recorded Music revenue in the U.K.

International Recorded Music revenue declined 21.8% from the prior-year quarter to $272 million on an as-reported and constant-currency basis, while domestic Recorded Music revenue fell 13.0% from the prior-year quarter to $247 million. The company’s Recorded Music business experienced strong growth in international digital download revenue. This performance was more than offset by a light release schedule and contracting demand for physical product. Revenue declines were also attributable to lower revenue from tours promoted by the company’s European concert promotion business for the quarter. Major sellers in the quarter included B.o.B, Michael Bublé, Jason Derulo, Plan B and the “Eclipse” soundtrack album.

Recorded Music digital revenue of $169 million grew 3.7% over the prior-year quarter, or 2.4% on a constant-currency basis, and represented 32.6% of total Recorded Music revenue, compared with 25.8% in the prior-year quarter. Domestic Recorded Music digital revenue amounted to $102 million, or 41.3% of total domestic Recorded Music revenue, compared with 37.0% in the prior-year quarter. Year-over-year digital revenue growth was driven by global strength in digital downloads, partially offset by the timing of our release schedule and declines in mobile revenue primarily related to lower ringtone demand.

Recorded Music operating income declined to $21 million from $39 million in the prior-year quarter, resulting in an operating margin of 4.0%, down 2.2 percentage points from 6.2% in the prior-year quarter. Recorded Music OIBDA fell 23.5% to $65 million for the quarter and Recorded Music OIBDA margin declined 0.9 percentage points from the prior-year quarter to 12.5%. Recorded Music operating income and OIBDA for the current- and prior-year quarters included the Severance Charges.

Music Publishing

Music Publishing revenue declined 6.1% from the prior-year quarter to $139 million, and was down 4.1% on a constant-currency basis. Domestic Music Publishing revenue was flat at $54 million, while international Music Publishing revenue declined 9.6% from the prior-year quarter and fell 6.6% on a constant-currency basis, to $85 million.

Digital revenue from Music Publishing fell to $13 million from $16 million, and was down 13.3% on a constant-currency basis, representing 9.4% of total Music Publishing revenue. Mechanical revenue increased 16.3%, while performance revenue declined 13.8% and synchronization revenue fell 17.2%. On a constant-currency basis, mechanical revenue grew 19.0%, performance revenue declined 10.7% and synchronization revenue fell 17.2%.

The increase in mechanical revenue was due to an increase in sales of physical recorded music product containing the works of Warner/Chappell songwriters and a shift to accrual-based accounting for a U.S. collection society. Declines in performance and synchronization revenue reflected the continued delay in benefits from the nascent recovery in the advertising market. Digital revenue fell primarily due to the timing of collections.

Music Publishing operating income declined to $1 million from $11 million in the prior-year quarter, resulting in an operating margin of 0.7%, down 6.7 percentage points from the prior-year quarter. Music Publishing OIBDA fell 35.7% to $18 million and Music Publishing OIBDA margin contracted 6.0 percentage points to 12.9%. The margin contraction was primarily the result of changes in revenue mix as mechanical revenue tends to have a lower margin than other types of Music Publishing revenue.

Financial details for the quarter and fiscal year can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution of material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp.—Consolidated Statements of Operations, Three and Nine Months 6/30/10 versus 6/30/09 (dollars in millions, except per share amounts)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	% Change	Nine Months Ended June 30, 2010	Nine Months Ended June 30, 2009	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues:	$652	$773	(16)%	$2,232	$2,331	(4)%
Costs and expenses:
Cost of revenues	(352)	(435)	(19)%	(1,186)	(1,269)	(7)%
Selling, general and administrative expenses	(246)	(258)	(5)%	(811)	(812)	—
Amortization of intangible assets	(55)	(55)	—	(165)	(169)	(2)%

Total costs and expenses	$(653)	$(748)	(13)%	$(2,162)	$(2,250)	(4)%

Operating (loss) income	$(1)	$25	—	$70	$81	(14)%
Interest expense, net	(46)	(61)	(25)%	(143)	(146)	(2)%
Other income (expense), net	1	4	(75)%	(2)	7	—

Loss before income taxes	$(46)	$(32)	44%	$(75)	$(58)	29%

Income tax expense	(9)	(4)	—	(24)	(30)	(20)%

Net loss	$(55)	$(36)	53%	$(99)	$(88)	13%
Less: noncontrolling interest (income) loss	—	(1)	100%	2	6	(67)%

Net loss attributable to Warner Music Group Corp.	$(55)	$(37)	49%	$(97)	$(82)	18%

Net loss per common share attributable to Warner Music Group Corp:
Basic	$(0.37)	$(0.25)		$(0.65)	$(0.55)
Diluted	$(0.37)	$(0.25)		$(0.65)	$(0.55)

Weighted average common shares:
Basic	149.7	149.5		149.6	149.4
Diluted	149.7	149.5		149.6	149.4

Figure 2. Warner Music Group Corp.—Consolidated Balance Sheets as of 6/30/10 and 09/30/09 (dollars in millions)

	June 30, 2010	September 30, 2009	% Change
	(unaudited)	(unaudited)
Assets:
Current Assets
Cash & cash equivalents	$400	$384	4%
Accounts receivable, less allowances of $91 and $135	363	550	(34)%
Inventories	36	46	(22)%
Royalty advances (expected to be recouped w/in 1 year)	154	171	(10)%
Deferred tax assets	29	29	—
Other current assets	56	48	17%

Total Current Assets	$1,038	$1,228	(15)%
Royalty advances (expected to be recouped after 1 year)	189	209	(10)%
Investments	9	18	(50)%
Property, plant & equipment, net	100	100	—
Goodwill	1,018	1,027	(1)%
Intangible assets subject to amortization, net	1,143	1,317	(13)%
Intangible assets not subject to amortization	100	100	—
Other assets	58	64	(9)%

Total Assets	$3,655	$4,063	(10)%

Liabilities & Deficit:
Current Liabilities
Accounts payable	$153	$212	(28)%
Accrued royalties	1,084	1,185	(9)%
Accrued liabilities	228	282	(19)%
Accrued interest	15	57	(74)%
Deferred revenue	103	120	(14)%
Other current liabilities	1	16	(94)%

Total Current Liabilities	$1,584	$1,872	(15)%

Long-term debt	1,936	1,939	—
Deferred tax liabilities, net	158	164	(4)%
Other noncurrent liabilities	151	172	(12)%

Total Liabilities	$3,829	$4,147	(8)%

Common stock	—	—	—
Additional paid-in capital	608	601	1%
Accumulated deficit	(883)	(786)	12%
Accumulated other comprehensive income, net	47	42	12%

Total Warner Music Group Corp. Shareholders’ Deficit	$(228)	$(143)	59%

Noncontrolling interest	54	59	(8)%

Total Deficit	(174)	(84)	—

Total Liabilities & Deficit	$3,655	$4,063	(10)%

Figure 3. Warner Music Group Corp.—Summarized Statements of Cash Flows, Three and Nine Months 6/30/10 versus 6/30/09 (dollars in millions)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	% Change	Nine Months Ended June 30, 2010	Nine Months Ended June 30, 2009	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net cash provided by operating activities	$49	$11	—	$100	$198	(49)%
Net cash (used in) provided by investing activities	(20)	—	—	(61)	98	—
Net cash used in financing activities	—	(335)	—	(2)	(343)	(99)%
Effect of foreign currency exchange rates on cash	(12)	11	—	(21)	(19)	11%

Net increase (decrease) in cash	$17	$(313)	—	$16	$(66)	—

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”). In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 4. Warner Music Group Corp.—Reconciliation of OIBDA to Net Loss, Three and Nine Months 6/30/10 versus 6/30/09 (dollars in millions)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	% Change	Nine Months Ended June 30, 2010	Nine Months Ended June 30, 2009	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$64	$90	(29)%	$263	$277	(5)%
Depreciation expense	(10)	(10)	—	(28)	(27)	4%
Amortization expense	(55)	(55)	—	(165)	(169)	(2)%

Operating (loss) income	$(1)	$25	—	$70	$81	(14)%
Interest expense, net	(46)	(61)	(25)%	(143)	(146)	(2)%
Other income (expense), net	1	4	(75)%	(2)	7	—

Loss before income taxes	$(46)	$(32)	44%	($75)	($58)	29%

Income tax expense	(9)	(4)	—	(24)	(30)	(20)%

Net loss	$(55)	$(36)	53%	$(99)	$(88)	13%
Less: noncontrolling interest (income) loss	—	(1)	—	2	6	(67)%

Net loss attributable to Warner Music Group Corp.	$(55)	$(37)	49%	$(97)	$(82)	18%

Operating (loss) income margin	(0.2)%	3.2%		3.1%	3.5%
OIBDA margin	9.8%	11.6%		11.8%	11.9%

Figure 5. Warner Music Group Corp.—Reconciliation of Segment Operating (Loss) Income to OIBDA, Three and Nine Months 6/30/10 versus 6/30/09 (dollars in millions)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	% Change	Nine Months Ended June 30, 2010	Nine Months Ended June 30, 2009	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating (Loss) Income—GAAP	$(1)	$25	—	$70	$81	(14)%
Depreciation and Amortization	65	65	—	193	196	(2)%

Total WMG OIBDA	$64	$90	(29)%	$263	$277	(5)%

Recorded Music Operating Income—GAAP	$21	$39	(46)%	$95	$100	(5)%
Depreciation and Amortization	44	46	(4)%	132	137	(4)%

Recorded Music OIBDA	$65	$85	(24)%	$227	$237	(4)%

Music Publishing Operating Income—GAAP	$1	$11	(91)%	$48	$54	(11)%
Depreciation and Amortization	17	17	—	53	51	4%

Music Publishing OIBDA	$18	$28	(36)%	$101	$105	(4)%

Constant Currency

Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue, including, for example, the $3 million unfavorable impact of exchange rates on our Total and Music Publishing revenue, and the $2 million favorable impact of exchange rates on our total Digital revenue, in the three months ended June 30, 2010 compared to the prior-year quarter. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp.—Revenue by Geography and Segment, Three and Nine Months 6/30/10 versus 6/30/09 as Reported and Constant Currency (dollars in millions)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	Three Months Ended June 30, 2009	Nine Months Ended June 30, 2010	Nine Months Ended June 30, 2009	Nine Months Ended June 30, 2009
	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)
Revenue by Geography:
US revenue
Recorded Music	$247	$284	$284	$782	$867	$867
Music Publishing	54	54	54	153	159	159
International revenue
Recorded Music	272	348	348	1,054	1,061	1,131
Music Publishing	85	94	91	261	260	270
Intersegment eliminations	(6)	(7)	(7)	(18)	(16)	(16)

Total Revenue	$652	$773	$770	$2,232	$2,331	$2,411

Revenue by Segment:
Recorded Music	$519	$632	$632	$1,836	$1,928	$1,998
Music Publishing
Mechanical	50	43	42	137	130	134
Performance	50	58	56	155	166	169
Synchronization	24	29	29	73	76	78
Digital	13	16	15	41	38	39
Other	2	2	3	8	9	9

Total Music Publishing	139	148	145	414	419	429
Intersegment eliminations	(6)	(7)	(7)	(18)	(16)	(16)

Total Revenue	$652	$773	$770	$2,232	$2,331	$2,411

Total Digital Revenue	$179	$175	$177	$562	$519	$531

Free Cash Flow

Free Cash Flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to service debt, fund ongoing operations and working capital needs, make strategic acquisitions and investments and pay any dividends or fund any repurchases of our outstanding notes or common stock in open market purchases, privately negotiated purchases or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, Free Cash Flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

Because Free Cash Flow is not a measure of performance calculated in accordance with GAAP, Free Cash Flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under GAAP— “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free Cash Flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call Unlevered After-Tax Cash Flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider Unlevered After-Tax Cash Flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp.—Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Nine Months 6/30/10 versus 6/30/09 (dollars in millions)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	Nine Months Ended June 30, 2010	Nine Months Ended June 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash flow provided by operating activities	$49	$11	$100	$198
Less: Capital expenditures	15	6	30	15
Less: Net cash paid for (received from) investments	5	(6)	31	(113)

Free Cash Flow (a)	$29	$1	$39	$296

(a) - Free Cash Flow includes cash paid for interest as follows (dollars in millions):

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	Nine Months Ended June 30, 2010	Nine Months Ended June 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Free Cash Flow	$29	$11	$39	$296
Plus: Cash paid for interest	88	43	169	109

Unlevered After-Tax Cash Flow	$117	$54	$208	$405

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com